Filed Pursuant to Rule 424(b)(5)
Registration No. 333- 227019
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 21, 2018)
$15,000,000
Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus supplements dated September 11, 2020, July 15, 2020, May 1, 2020, February 21, 2020, January 14, 2020, May 31, 2019 and September 25, 2018, in each case, to the prospectus dated September 21, 2018, collectively the September 2018 prospectus, relating to the offer and sale of shares of our common stock through H.C. Wainwright & Co., LLC, or Wainwright, as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the Common Stock Sales Agreement dated January 4, 2018 that we entered into with Wainwright, as amended by the amendment thereto dated August 24, 2018.
This prospectus supplement should be read in conjunction with the September 2018 prospectus, and is qualified by reference to the September 2018 prospectus, except to the extent that the information presented herein supersedes the information contained in the September 2018 prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the September 2018 prospectus, including any amendments or supplements thereto.
Our common stock is listed on the Nasdaq Capital Market under the symbol “DARE.” The last reported sale price of our common stock on January 22, 2021 was $2.92 per share.
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Investing in our common stock involves a high degree of risk. See “Risk Factors,” in the documents incorporated by reference in this prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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H.C. Wainwright & Co.
The date of this prospectus supplement is January 22, 2021